[West Lake Logo]
Mark J. Girasole
President
ANNUAL ASSESSMENT AS TO COMPLIANCE
The Tax Outsourcing Service Agreement dated as of October 1, 2006 (together with all amendments thereto, the "Agreement"), between Aurora Loan Services and WestLake Settlement Services, LLC.
I, Mark Girasole, the president of WestLake Settlement Services, certify to Aurora Loan Services, with the knowledge and intent that it will rely upon this certification, that:
(1) As of and for the year ended December 31, 2007, WestLake Settlement Services, LLC has
complied with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB applicable to WestLake (the "Applicable Servicing Criteria"):
1122(d)(4)(xi) Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
1122(d)(4)(xii) Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer's funds and not charged to the obligor, unless the late payment was due to the obligor's error or omission.

WESTLAKE SETTLEMENT SERVICES

/s/ Mark Girasole
Mark Girasole, President
March 3, 2008